Exhibit 99.1

BLOCKBUSTER REPORTS FIRST QUARTER 2007 RESULTS

DALLAS, May 2, 2007 — Blockbuster Inc. (NYSE: BBI, BBI.B) today reported financial results for the first quarter ended April 1, 2007.

Total revenues increased 5.4% to $1.47 billion for the first quarter of 2007 from $1.40 billion for the first quarter of 2006. For the first quarter of 2007, net loss was $46.4 million, or $0.26 per common share, as compared with net loss of $1.9 million, or $0.03 per common share, for the first quarter of 2006.

“During the first quarter, we captured share of the overall rental market, continued to contain operating expenses and aggressively grew our BLOCKBUSTER Total Access™ subscriber base, which nearly doubled in a matter of five months and now exceeds 3 million total subscribers. I am extremely pleased with these accomplishments. Our results were impacted by our investment in the growth of BLOCKBUSTER Total Access and by an extremely tough in-store rental market,” said John Antioco, Blockbuster Chairman and CEO. “The first quarter of 2007 was our highest subscriber growth quarter ever, surpassing even the initial success of the program and providing clear testimony to the consumer appeal of our integrated online and in-store offering, which we believe will allow us to achieve our year-end goal of well over 4 million subscribers. While this aggressive growth requires investment this year, we believe it’s the right thing for the business and will contribute to our future profitability and to the long-term success of the Company.”

First Quarter Financial Results

Total revenues for the first quarter of 2007 increased primarily as a result of strong merchandise sales and approximately $20 million in revenues associated with the termination of Blockbuster’s Brazilian franchise agreement. Rental revenues for the period remained essentially flat at $1.05 billion reflecting growth in revenues from BLOCKBUSTER Total Access, which added approximately 800,000 subscribers during the

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Blockbuster Inc. First Quarter 2007 Earnings Release

first quarter of 2007 offsetting a larger than expected decline in the in-store rental industry. The Company had approximately 3 million total BLOCKBUSTER Total Access subscribers, including approximately 2.8 million paying subscribers, at the end of the quarter.

Operating loss for the first quarter of 2007 totaled $18.4 million, compared to operating income of $32.1 million for the same period last year. Gross profit decreased $27.7 million primarily as a result of the decrease in rental gross margin. Gross margin for the first quarter decreased 480 basis points to 51.7% as compared to 56.5% for the same period last year largely due to purchases of additional rental product in order to support in-store exchanges resulting from additional traffic generated by the significant growth of BLOCKBUSTER Total Access. Total selling, general and administrative (“SG&A”) expenses for the first quarter of 2007 increased $24.3 million from the first quarter of 2006 largely due to a higher level of promotional activities, including an incremental $35 million mass-media advertising campaign aimed at growing the BLOCKBUSTER Total Access subscriber base and increasing customers’ awareness of the program. The higher advertising costs were partially offset by an approximately $13 million decrease in general and administrative expenses driven by a smaller company-operated store base and the Company’s ongoing cost containment actions.

Cash flow provided by operating activities decreased by $185.0 million from $41.0 million for the first quarter of 2006 to a deficit of $144.0 million for the first quarter of 2007. The decrease was driven primarily by a reduction in payables and accrued expenses and lower net income. This reduction resulted largely from the Company returning to normalized credit terms with its vendors as compared to the same period last year. As of April 1, 2007, no balance was outstanding under the Company’s revolving credit facility and the Company’s borrowing capacity totaled approximately $295 million.

As part of the ongoing review of its asset portfolio, the Company entered into an agreement to sell its U.K.-based GAMESTATION® chain to THE GAME GROUP PLC for cash consideration, which is subject to certain adjustments, of approximately $150 million, and will use most of the proceeds from the sale to pay down outstanding debt. Additionally, the Company made prepayments of approximately $60 million on the term portions of its credit facilities during the first quarter of 2007 due to excess cash flow generated in 2006 and prepayment requirements from the sale of certain non-core assets and property and equipment during the full-year 2006 and the first quarter of 2007.

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Blockbuster Inc. First Quarter 2007 Earnings Release

Primarily as a result of improved cash flow from the business, proceeds from the Company’s November 2005 convertible preferred offering, and proceeds from the sale of GAMESTATION, the Company will have paid down approximately $500 million in debt since November 2005 while simultaneously making significant investments in its online rental business. In order to take advantage of the Company’s improved balance sheet and leverage and to obtain additional operating flexibility, the Company intends to put in place a new credit facility that is expected to launch during the second quarter.

Additional financial and operational information for the first quarter of 2007 can be found in the tables accompanying this release.

Earnings call

The Blockbuster earnings call will be webcast today at 9 a.m. Central time. Following the conclusion of the webcast, a replay of the call will be available via the Company’s website. Additionally, further detail on the Company’s results can be found in the Company’s Form 10-K for the year ended December 31, 2006 and in the Company’s upcoming Form 10-Q for the quarter ended April 1, 2007. The filings and the webcast can be accessed at http://investor.blockbuster.com.

About Blockbuster

Blockbuster Inc. (NYSE: BBI, BBI.B) is a leading global provider of in-home movie and game entertainment, with more than 8,000 stores throughout the Americas, Europe, Asia and Australia. The company may be accessed worldwide at www.blockbuster.com.

Press Contacts:	Investor Relations Contact:
Karen Raskopf	Angelika Torres
Senior Vice President, Corporate Communications	Director, Investor Relations
(214) 854-3190	(214) 854-4279
OR
Randy Hargrove
Senior Director, Corporate Communications
(214) 854-3190

Forward-Looking Statements

This release and our related earnings conference call include forward-looking statements related to our operations and business outlook and financial and operational strategies and goals. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may include, without limitation, statements relating to (1) our overall strategies and related initiatives and investments, including our online business and efforts, such as BLOCKBUSTER Total Access, to integrate our in-store and online consumer offering and any future digital delivery offering, and our expectations with respect to the competitive and financial impact of these and other initiatives; (2) our expectations for establishing our online business as profitable, our online subscriber growth goals and the effectiveness of our investments in our online business; (3) our expectations with respect to anticipated revenue and customer growth, our

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Blockbuster Inc. First Quarter 2007 Earnings Release

ability to increase our market share, and our ability to create shareholder value and position our company for long-term success; (4) our expectations regarding anticipated future investment in our business and regarding future levels of operating expenses and capital expenditures; (5) our outlook for the home video industry and our performance relative to the industry; (6) our expectations with respect to industry consolidation, and our potential divestitures and store closures; and (7) our expectations with respect to putting a new credit facility into place. These forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that may cause actual results to vary materially include, among others: (1) consumer appeal of our existing and planned product and service offerings, including our online business and combined in-store and online consumer offering, including BLOCKBUSTER Total Access, and the related impact of competitor pricing and product and service offerings; (2) overall industry performance and the accuracy of our estimates and judgments regarding trends impacting the home video industry; (3) our ability to obtain favorable terms from suppliers, including on such matters as copy depth and uses of product; (4) the studios’ dependence on revenues generated from retail home video and their related determinations with respect to pricing and the timing of distribution of their product; (5) the variability in consumer appeal of the movie titles and games software released for rental and sale; (6) our ability to comply with operating and financial restrictions and covenants in our debt agreements; (7) our ability to respond to changing consumer preferences, including with respect to video on demand, digital distribution and other new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; (8) the extent and timing of our continued investment of incremental operating expenses and capital expenditures to continue to develop and implement our initiatives and our corresponding ability to effectively control overall operating expenses and capital expenditures; (9) our ability to effectively and timely prioritize and implement our initiatives and to timely implement and maintain the necessary information technology systems and infrastructure to support our initiatives; (10) our ability to capitalize on anticipated industry consolidation; (11) the application and impact of future accounting policies or interpretations of existing accounting policies; (12) the impact of developments affecting our outstanding litigation and claims against us; and (13) other factors, as described in our filings with the Securities and Exchange Commission, including the factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release and in our related earnings conference call are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

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BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Thirteen Weeks Ended April 1, 2007	Three Months Ended March 31, 2006
Revenues:
Base rental revenues	$863.3	$883.9
Previously rented product (“PRP”) revenues	168.3	151.6
Extended viewing fee (“EVF”) revenues	19.6	18.8

Total rental revenues	1,051.2	1,054.3
Merchandise sales	392.2	326.7
Other revenues	29.6	15.9

	1,473.0	1,396.9

Cost of sales:
Cost of rental revenues	414.1	358.6
Cost of merchandise sold	296.9	248.6

	711.0	607.2

Gross profit	762.0	789.7

Operating expenses:
General and administrative	654.5	667.6
Advertising	76.6	39.2
Depreciation and amortization of intangibles	49.3	50.8

	780.4	757.6

Operating income (loss)	(18.4)	32.1
Interest expense	(23.6)	(26.7)
Interest income	1.9	1.3
Other items, net	(0.4)	1.2

Income (loss) before income taxes	(40.5)	7.9
Benefit (provision) for income taxes	(8.5)	2.6

Income (loss) from continuing operations	(49.0)	10.5
Income (loss) from discontinued operations, net of tax	2.6	(12.4)

Net loss	(46.4)	(1.9)

Preferred stock dividends	(2.8)	(2.8)

Net loss applicable to common stockholders	$(49.2)	$(4.7)

Net income (loss) per common share:
Basic and diluted
Continuing operations	$(0.27)	$0.04
Discontinued operations	0.01	(0.07)

Net loss	$(0.26)	$(0.03)

Weighted average common shares outstanding:
Basic	189.4	186.7

Diluted	189.4	188.0

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

Revenues by Product Line:

	Thirteen Weeks Ended April 1, 2007		Three Months Ended March 31, 2006
	Revenues	Percent of Total	Revenues	Percent of Total
Rental revenues:
Base movie rental revenues-in-store	$683.6	65.0%	$756.2	71.6%
Base movie rental revenues-online	108.9	10.4%	51.2	4.9%
Movie PRP revenues	151.1	14.4%	131.3	12.5%
Movie EVF revenues	18.2	1.7%	17.4	1.7%

Total movie rental revenues	961.8	91.5%	956.1	90.7%

Base game rental revenues	70.8	6.8%	76.5	7.3%
Game PRP revenues	17.2	1.6%	20.3	1.9%
Game EVF revenues	1.4	0.1%	1.4	0.1%

Total game rental revenues	89.4	8.5%	98.2	9.3%

Total rental revenues	$1,051.2	100.0%	$1,054.3	100.0%

Merchandise sales:
Movie sales	$105.0	26.8%	$113.3	34.7%
Game sales	201.3	51.3%	137.5	42.1%
General merchandise sales	85.9	21.9%	75.9	23.2%

Total merchandise sales	$392.2	100.0%	$326.7	100.0%

Other Information:

		Thirteen Weeks Ended April 1, 2007	Three Months Ended March 31, 2006
Same-Store Revenues Data:
Worldwide same-store revenues increase (decrease)
Rental revenues		1.3%	(0.7)%
Merchandise sales		14.3%	(14.8)%
Total revenues		4.4%	(4.6)%

Domestic same-store revenues increase (decrease)
Rental revenues		3.2%	1.7%
Merchandise sales		(15.0)%	(31.3)%
Total revenues		0.6%	(4.7)%

International same-store revenues increase (decrease)
Rental revenues		(5.0)%	(8.1)%
Merchandise sales		31.7%	0.3%
Total revenues		12.2%	(4.4)%

Margin:
Rental margin		60.6%	66.0%
Merchandise margin		24.3%	23.9%
Gross margin		51.7%	56.5%

Cash Flow Data:
Net cash flow provided by (used for) operating activities		$(144.0)	$41.0
Net cash flow used for investing activities		$(2.6)	$(7.1)
Net cash flow used for financing activities		$(66.0)	$(87.1)

Capital Expenditures		$11.0	$8.1

Balance Sheet Information:

		April 1, 2007	December 31, 2006	March 31, 2006
Cash and cash equivalents		$182.3	$394.9	$223.7
Merchandise inventories		$370.5	$343.9	$311.6
Rental library		$435.7	$457.1	$467.7
Accounts payable		$442.4	$517.7	$415.4
Total debt (including capital lease obligations)		$921.1	$984.2	$1,073.7

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

Worldwide Store Count Information:

	Thirteen Weeks Ended April 1, 2007	Three Months Ended March 31, 2006
Domestic Company-Owned Stores:
Beginning	4,255	4,617
Additions/Purchases	3	7
Closures/Sales	(135)	(97)

Ending	4,123	4,527

International Company-Owned Stores:
Beginning	2,296	2,541
Additions/Purchases	11	6
Closures/Sales	(14)	(17)

Ending	2,293	2,530

Franchised Stores:
Beginning	1,809	1,884
Additions/Purchases	3	3
Closures/Sales	(27)	(17)

Ending	1,785	1,870

Total Stores Worldwide:
Beginning	8,360	9,042
Additions/Purchases	17	16
Closures/Sales	(176)	(131)

Ending	8,201	8,927

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company's net cash flow provided by (used for) operating activities less capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance and as a measure of liquidity. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions and stockholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management and helps improve their ability to understand the Company's operating performance. In addition, free cash flow is also a measure used by the Company's investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Free cash flow is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission and not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"). As a result, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or net cash flow provided by (used for) operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company's ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net loss and net cash flow provided by (used for) operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by (used for) operating activities to free cash flow:

	Thirteen Weeks Ended April 1, 2007	Three Months Ended March 31, 2006
Net cash flow provided by (used for) operating activities	$(144.0)	$41.0

Adjustments to reconcile net cash flow provided by (used for) operating activities to free cash flow:
Capital expenditures	(11.0)	(8.1)

Free cash flow	$(155.0)	$32.9

The following table provides a reconciliation of net loss to free cash flow:

	Thirteen Weeks Ended April 1, 2007	Three Months Ended March 31, 2006
Net loss	$(46.4)	$(1.9)

Adjustments to reconcile net loss to free cash flow:
Depreciation and amortization of intangibles	49.4	51.3
Non-cash share-based compensation expense	8.1	7.1
Capital expenditures	(11.0)	(8.1)
Rental library purchases, net of rental amortization	24.0	10.8
Changes in working capital	(175.7)	(26.9)
Changes in deferred taxes and other	(3.4)	0.6

Free cash flow	$(155.0)	$32.9

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

For the thirteen weeks ended April 1, 2007, the Company reports adjusted net loss, adjusted net loss per common share and adjusted operating loss excluding proceeds from the termination of our Brazilian franchise agreement, costs incurred for store closures and severance costs incurred for a reduction-in-force.

For the three months ended March 31, 2006, the Company reports adjusted net income, adjusted net income per common share and adjusted operating income excluding costs incurred for store closures, severance costs incurred for a reduction-in-force and the recognition of a tax benefit from the resolution of an international income tax audit.

Adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission and not measures of operating performance calculated in accordance with GAAP. As a result, adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) should not be considered in isolation of, or as a substitute for, income (loss) from continuing operations, net income (loss) per common share and operating income (loss) as indicators of operating performance. Adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss), as the Company calculates them, may not be comparable to similarly titled measures employed by other companies. Management believes that, because the items discussed above are non-recurring in nature, adjusting the Company's financial results to exclude these amounts provides investors with a clearer perspective of the current underlying operating performance of the Company and a clearer comparison to current period results. Management uses income (loss) from continuing operations and operating income (loss) excluding these non-recurring items as an internal measure of business operating performance.

	Thirteen Weeks Ended April 1, 2007	Three Months Ended March 31, 2006
Reconciliation of adjusted net income (loss):
Income (loss) from continuing operations	$(49.0)	$10.5
Adjustments to reconcile income (loss) from continuing operations to adjusted net income (loss):
Termination of Brazilian franchise agreement, net of tax	(17.0)	—
Lease termination costs incurred for store closures	3.6	2.3
Severance costs incurred for reduction-in-force	1.8	9.5
Resolution of international income tax audits	—	(6.7)

Adjusted net income (loss)	(60.6)	15.6
Preferred stock dividends	(2.8)	(2.8)

Adjusted net income (loss) applicable to common stockholders	$(63.4)	$12.8

Adjusted net income (loss) per common share	$(0.33)	$0.07

Adjusted weighted average common shares outstanding—diluted	189.4	188.0

Reconciliation of adjusted operating income (loss)
Operating income (loss)	$(18.4)	$32.1
Adjustments to reconcile operating income (loss) to adjusted operating income (loss):
Termination of Brazilian franchise agreement	(20.0)	—
Lease termination costs incurred for store closures	3.6	2.3
Severance costs incurred for reduction-in-force	1.8	9.5

Adjusted operating income (loss)	$(33.0)	$43.9